Exhibit 99.1
hhgregg Announces Second Fiscal Quarter Operating Results
Second Quarter Summary

•	Net sales decreased 11.0% to $505.9 million

•	Comparable store sales decreased 11.4%

•	Net loss per diluted share was $0.37 versus net income per diluted share of $0.12 in the prior year quarter
INDIANAPOLIS, October 30, 2014 - hhgregg, Inc. (NYSE: HGG):

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(unaudited, amounts in thousands, except share and per share data)	2014	2013	2014	2013
Net sales	$505,862	$568,315	$978,154	$1,093,237
Net sales % (decrease) increase	(11.0)%	(3.3)%	(10.5)%	1.5%
Comparable store sales % decrease (1)	(11.4)%	(6.2)%	(10.9)%	(3.0)%
Gross profit as a % of net sales	29.1%	29.6%	29.4%	29.5%
SG&A as a % of net sales	23.5%	21.2%	24.1%	21.9%
Net advertising expense as a % of net sales	6.5%	5.4%	6.2%	5.2%
Depreciation and amortization expense as a % of net sales	2.1%	1.8%	2.2%	2.0%
(Loss) income from operations as a % of net sales	(3.2)%	1.2%	(3.1)%	0.5%
Net interest expense as a % of net sales	0.1%	0.1%	0.1%	0.1%
Net (loss) income	$(10,384)	$3,679	$(20,653)	$2,419
Net (loss) income per diluted share	$(0.37)	$0.12	$(0.73)	$0.08
Weighted average shares outstanding—diluted	28,394,164	31,240,325	28,419,417	31,427,112
Number of stores open at the end of period	228	228

(1)	Comprised of net sales at stores in operation for at least 14 full months, including remodeled and relocated stores, as well as net sales for the Company’s e-commerce site.

hhgregg, Inc. (“hhgregg” or the “Company”) today reported net loss of $10.4 million, or $0.37 per diluted share, for the three month period ended September 30, 2014, compared with net income of $3.7 million, or $0.12 per diluted share, for the comparable prior year period. For the six month period ended September 30, 2014, the Company reported net loss of $20.7 million, or $0.73 per diluted share, compared with net income of $2.4 million, or $0.08 per diluted share for the comparable prior year period. The decrease in net income for the three month period ended September 30, 2014 was largely due to a comparable store sales decrease of 11.4%. The decrease in net income for the six month period ended September 30, 2014 was largely due to a comparable store sales decrease of 10.9%.
Dennis May, President and CEO commented, “Our quarterly results continue to reflect the challenges and volatility inherent to our business and the consumer electronics category.  While we have made progress in repositioning our merchandise offering towards appliances and other home products, this transition is ongoing.  We will continue to make investments in our infrastructure and merchandising initiatives in future quarters and we believe we are well positioned to monetize on the investments made in the first half of the year during the holiday selling period and beyond.  We have started to see improvements in our business trends with our post-Labor Day sales being down mid-single digits, which was driven by improvements in trends across all product categories.”
Net sales for the three months ended September 30, 2014 decreased 11.0% to $505.9 million from $568.3 million in the comparable prior year period. The decrease in net sales for the three month period was primarily the result of a comparable store sales decrease of 11.4%. Net sales for the six months ended September 30, 2014 decreased 10.5% to $978.2 million from $1,093.2 million in the comparable prior year period. The decrease in net sales for the six month period was primarily the result of a comparable store sales decrease of 10.9%. The Company experienced a 59% and 62% increase in comparable sales on its e-commerce site for the three and six months ended September 30, 2014, respectively.

Net sales mix and comparable store sales percentage changes by product category for the three and six months ended September 30, 2014 and 2013 were as follows:

	Net Sales Mix Summary				Comparable Store Sales Summary
	Three Months Ended September 30,		Six Months Ended September 30,		Three Months Ended September 30,		Six Months Ended September 30,
	2014	2013	2014	2013	2014	2013	2014	2013
Appliances	53%	50%	55%	51%	(5.8)%	2.6%	(3.9)%	5.0%
Consumer electronics (1)	34%	36%	33%	35%	(16.0)%	(20.4)%	(17.2)%	(18.0)%
Computers and tablets	7%	9%	7%	9%	(33.7)%	(7.2)%	(31.6)%	1.8%
Home products (2)	6%	5%	5%	5%	5.0%	69.1%	2.5%	75.8%
Total	100%	100%	100%	100%	(11.4)%	(6.2)%	(10.9)%	(3.0)%

(1)	Primarily consists of televisions, audio, personal electronics and accessories.

(2)	Primarily consists of furniture and mattresses.
The decrease in comparable store sales for the three months ended September 30, 2014 was driven primarily by a decrease in comparable store sales in the appliances, consumer electronics and computers and tablets categories, partially offset by an increase in the home products category. The decrease in comparable store sales within the appliance category for the three month period was driven by a decrease in units sold. The decrease in comparable stores sales for the consumer electronics category for the three month period was due primarily to a double digit decline in units sold within the video category offset slightly by an increase in average selling price, which was driven by an increase in sales of larger screen and more premium featured televisions. The decrease in comparable store sales for the computers and tablets category for the three month period was driven by a decrease in demand for computers and tablets as well as a decrease in the average selling prices for computers and tablets and the exit from the contract-based mobile phone business. The increase in comparable store sales within the home products category was driven by an increase in sales of mattresses, sofas and dinette sets.
Gross profit margin, expressed as gross profit as a percentage of net sales, decreased for the three months ended September 30, 2014 to 29.1% from 29.6% for the comparable prior year period. The decrease was due to lower gross profit margin rates in all categories except the consumer electronics category, partially offset by a favorable sales mix shift to product categories with higher gross profit margin rates. During the quarter, the Company began offering free delivery on certain appliances at the time of sale. Historically this was provided via a mail-in-rebate. While this change had a negative impact on gross profit as a percentage of net sales for the three months ended September 30, 2014, the Company believes this is in line with the competitive market place.
SG&A expense, as a percentage of net sales, increased 236 basis points for the three months ended September 30, 2014 compared to the prior year period. The increase in SG&A as a percentage of net sales was largely a result of a 65 basis point increase in wage and benefit expense, a 55 basis point increase in occupancy costs and increases in other SG&A accounts, largely due to the deleveraging effect of the net sales decline.
Net advertising expense, as a percentage of net sales, increased 116 basis points during the three months ended September 30, 2014 compared to the prior year period. The increase as a percentage of net sales was primarily due to the deleveraging effect of the net sales decline and less vendor support due to programs being based on a percentage of sales.
Depreciation expense, as a percentage of net sales, increased 31 basis points for the three months ended September 30, 2014 compared to the prior year period. The increase as a percentage of net sales was primarily due to the deleveraging effect of the net sales decline, coupled with capital expenditures placed in service.
The effective income tax rate for the three months ended September 30, 2014 decreased to 37.5% from 39.3% in the comparable prior year period. The decrease in the effective income tax rate is primarily the result of a non-cash charge to income tax expense related to stock options that expired during the current quarter.  Due to the pretax loss for the quarter, this charge to income tax expense reduced the overall income tax benefit recorded for the quarter and as a result, decreased the effective income tax rate.
2015 Outlook
To help investors better understand the current trends and outlook for the business for fiscal 2015, we continue to expect our annual comparable store sales will be negative high single digits to negative mid single digits. We also expect the second half of the fiscal year to outperform the first half of the fiscal year. In addition, we continue to expect to generate positive EBITDA for the fiscal year.
We now expect to open 1 new store during fiscal 2015 compared to our previous expectation of 2 new stores during fiscal 2015. The second store's opening is now expected in early fiscal 2016. Capital expenditures are still expected to be in the range of $20 million to $23 million for fiscal 2015.
Teleconference and Webcast
hhgregg will be conducting a conference call to discuss operating results for the three months ended September 30, 2014, on Thursday, October 30, 2014 at 9:00 a.m. (Eastern Time). Interested investors and other parties may listen to a simultaneous webcast of the conference call by logging onto hhgregg’s website at www.hhgregg.com. The on-line replay will be available for a limited time immediately following the call. The call can also be accessed live over the phone by dialing (877) 304-8963. Callers should reference the hhgregg earnings call.
About hhgregg
hhgregg is an appliance, electronics and furniture retailer that is committed to providing customers with a truly differentiated purchase experience through superior customer service, knowledgeable sales associates and the highest quality product selections. Founded in 1955, hhgregg is a multi-regional retailer with 228 stores in 20 states that also offers market-leading global and local brands at value prices nationwide via hhgregg.com.
Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release includes forward-looking statements, including with respect to the Company's financial performance for fiscal 2015, ability to manage costs, innovation in the video industry and shifts in the Company's sales mix. hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg's actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg's expectations are: the ability to successfully execute its strategies and initiatives, particularly in the sales mix shift and consumer electronics category; its ability to maintain a positive brand perception and recognition; the failure of manufacturers to introduce new products and technologies; competition in existing, adjacent and new metropolitan markets; its ability to maintain the security of customer, associate and Company information; its ability to roll out new financing offers to customers; its ability to effectively manage and monitor its operations, costs and service quality; its ability to maintain and upgrade its information technology systems; its ability to maintain and develop multi-channel sales and marketing strategies; competition from internet retailers; its ability to meet delivery schedules; the effect of general and regional economic and employment conditions on its net sales; its ability to attract and retain qualified sales personnel; its ability to meet financial performance guidance; its ability to generate sufficient cash flows to recover the fair value of long-lived assets and recognize deferred tax assets; its reliance on a small number of suppliers; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; changes in legal and/or trade regulations, currency fluctuations and prevailing interest rates; and the potential for litigation.
Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the "Risk Factors" section in the Company's Quarterly Report on Form 10-Q filed on July 31, 2014 and the Annual Report on Form 10-K filed May 20, 2014. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

Contact:	Andy Giesler, Senior Vice President of Finance
investorrelations@hhgregg.com
(317) 848-8710

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
	(In thousands, except share and per share data)
Net sales	$505,862	$568,315	$978,154	$1,093,237
Cost of goods sold	358,817	400,365	690,770	770,522
Gross profit	147,045	167,950	287,384	322,715
Selling, general and administrative expenses	119,112	120,389	235,701	239,698
Net advertising expense	33,049	30,539	60,273	56,435
Depreciation and amortization expense	10,823	10,406	21,298	21,444
(Loss) income from operations	(15,939)	6,616	(29,888)	5,138
Other expense (income):
Interest expense	678	557	1,307	1,161
Interest income	(2)	(2)	(7)	(7)
Total other expense	676	555	1,300	1,154
(Loss) income before income taxes	(16,615)	6,061	(31,188)	3,984
Income tax (benefit) expense	(6,231)	2,382	(10,535)	1,565
Net (loss) income	$(10,384)	$3,679	$(20,653)	$2,419
Net (loss) income per share
Basic	$(0.37)	$0.12	$(0.73)	$0.08
Diluted	$(0.37)	$0.12	$(0.73)	$0.08
Weighted average shares outstanding-basic	28,394,164	30,682,051	28,419,417	30,971,050
Weighted average shares outstanding-diluted	28,394,164	31,240,325	28,419,417	31,427,112
HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(AS A PERCENTAGE OF NET SALES)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	September 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of goods sold	70.9	70.4	70.6	70.5
Gross profit	29.1	29.6	29.4	29.5
Selling, general and administrative expenses	23.5	21.2	24.1	21.9
Net advertising expense	6.5	5.4	6.2	5.2
Depreciation and amortization expense	2.1	1.8	2.2	2.0
(Loss) income from operations	(3.2)	1.2	(3.1)	0.5
Other expense (income):
Interest expense	0.1	0.1	0.1	0.1
Interest income	—	—	—	—
Total other expense	0.1	0.1	0.1	0.1
(Loss) income before income taxes	(3.3)	1.1	(3.2)	0.4
Income tax (benefit) expense	(1.2)	0.4	(1.1)	0.1
Net (loss) income	(2.1)	0.6	(2.1)	0.2
Certain percentage amounts do not sum due to rounding

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2014, MARCH 31, 2014 AND SEPTEMBER 30, 2013
(UNAUDITED)

	September 30, 2014	March 31, 2014	September 30, 2013
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$40,557	$48,164	$38,175
Accounts receivable—trade, less allowances of $106, $132 and $25 as of September 30, 2014, March 31, 2014 and September 30, 2013, respectively	15,450	15,121	14,582
Accounts receivable—other	17,922	16,467	19,165
Merchandise inventories, net	335,699	298,542	324,515
Prepaid expenses and other current assets	6,745	6,694	5,955
Income tax receivable	9,724	1,380	1,371
Deferred income taxes	—	6,220	6,220
Total current assets	426,097	392,588	409,983
Net property and equipment	183,326	193,882	211,559
Deferred financing costs, net	2,065	2,334	2,604
Deferred income taxes	45,463	35,182	34,653
Other assets	2,431	1,977	1,470
Total long-term assets	233,285	233,375	250,286
Total assets	$659,382	$625,963	$660,269
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$185,026	$140,806	$143,740
Customer deposits	48,806	41,518	43,552
Accrued liabilities	51,375	50,898	52,026
Deferred income tax liabilities	4,531	—	—
Income tax payable	—	122	119
Total current liabilities	289,738	233,344	239,437
Long-term liabilities:
Deferred rent	70,330	73,493	76,420
Other long-term liabilities	11,389	11,992	11,673
Total long-term liabilities	81,719	85,485	88,093
Total liabilities	371,457	318,829	327,530
Stockholders’ equity:
Preferred stock, par value $.0001; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2014, March 31, 2014 and September 30, 2013, respectively	—	—	—
Common stock, par value $.0001; 150,000,000 shares authorized; 41,158,041, 41,121,390 and 41,067,889 shares issued; and 28,394,164, 28,460,218 and 30,401,424 outstanding as of September 30, 2014, March 31, 2014 and September 30, 2013, respectively	4	4	4
Additional paid-in capital	299,619	297,199	295,682
Retained earnings	134,225	154,878	157,069
Common stock held in treasury at cost, 12,763,877, 12,661,172 and 10,666,465 shares as of September 30, 2014, March 31, 2014 and September 30, 2013, respectively	(145,923)	(144,947)	(120,016)
Total stockholders’ equity	287,925	307,134	332,739
Total liabilities and stockholders’ equity	$659,382	$625,963	$660,269

HHGREGG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(UNAUDITED)

	Six Months Ended
	September 30, 2014	September 30, 2013
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(20,653)	$2,419
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	21,298	21,444
Amortization of deferred financing costs	269	334
Stock-based compensation	2,547	2,726
Excess tax benefit from stock based compensation	—	(27)
Loss (gain) on sales of property and equipment	166	(364)
Deferred income taxes	470	137
Tenant allowances received from landlords	306	1,390
Changes in operating assets and liabilities:
Accounts receivable—trade	(329)	9,689
Accounts receivable—other	(1,262)	219
Merchandise inventories	(37,157)	(8,953)
Income tax receivable	(8,344)	70
Prepaid expenses and other assets	(121)	(504)
Accounts payable	30,350	(358)
Customer deposits	7,288	5,510
Income tax payable	(122)	(2,026)
Accrued liabilities	350	2,604
Deferred rent	(3,662)	(3,383)
Other long-term liabilities	(469)	(237)
Net cash (used in) provided by operating activities	(9,075)	30,690
Cash flows from investing activities:
Purchases of property and equipment	(11,059)	(14,253)
Proceeds from sales of property and equipment	43	221
Purchases of corporate-owned life insurance	(384)	—
Net cash used in investing activities	(11,400)	(14,032)
Cash flows from financing activities:
Purchases of treasury stock	(976)	(24,214)
Proceeds from exercise of stock options	—	5,123
Excess tax benefit from stock-based compensation	—	27
Net decrease in bank overdrafts	—	(11,506)
Net borrowings on inventory financing facility	13,844	4,441
Payment of financing costs	—	(946)
Net cash provided by (used in) financing activities	12,868	(27,075)
Net decrease in cash and cash equivalents	(7,607)	(10,417)
Cash and cash equivalents
Beginning of period	48,164	48,592
End of period	$40,557	$38,175
Supplemental disclosure of cash flow information:
Interest paid	$552	$838
Income taxes (received) paid	$(2,510)	$3,383
Capital expenditures included in accounts payable	$1,094	$2,321

HHGREGG, INC. AND SUBSIDIARIES
Store Count by Quarter for Fiscal Years 2013, 2014 and 2015
(Unaudited)

	FY2013				FY2014					FY2015
	Q1	Q2	Q3	Q4	Q1	Q2		Q3	Q4	Q1	Q2
Beginning Store Count	208	210	223	228	228	228		228	228	228	229
Store Openings	2	13	5	—	—	—		—	—	1	—
Store Closings	—	—	—	—	—	—	—	—	—	—	(1)
Ending Store Count	210	223	228	228	228	228		228	228	229	228
Note: hhgregg, Inc.’s fiscal year is comprised of four quarters ending June 30th, September 30th, December 31st and March 31st.